ARTICLES OF RESTATEMENT
OF
INTEGRATED CLOUD ORCHESTRATION (ICO), INC.

ARTICLE 1
Name
The name of this Oregon corporation is Integrated Cloud Orchestration (ICO), Inc. (the “Company”).
Article 2
Amendment
The Company amends and restates its Articles of Incorporation in their entirety as set forth on the attached Exhibit A.
Article 3
Approval
The amended and restated articles contain amendments which require shareholder approval. The date of adoption of the amended and restated articles was November 30, 2018. The vote of the sole shareholder was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
Common	1	1	1	0

Article 4
Principal Office
The physical street address of the Company’s principal office is:

3010 Gaylord Parkway, Suite 150 Frisco, TX 75034
Article 5
Individual with Direct Knowledge
The name and address of the individual with direct knowledge of the operations and business of the Company is:

Robert Pippert
3010 Gaylord Parkway, Suite 150
Frisco, TX 75034
Article 6
Execution
I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter, or otherwise misrepresent the identity of the person or any officers, directors, employees, or members, managers, or agents. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment, or both.

Integrated Cloud Orchestration (ICO), Inc. By: /s/ Robert Pippert Robert Pippert, President
Person to contact about this filing: Amanda Loupin-Bartlett
Daytime phone number: (503) 222-9981

EXHIBIT A
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INTEGRATED CLOUD ORCHESTRATION (ICO), INC.
Article 1
Name
The name of the corporation is Integrated Cloud Orchestration (ICO), Inc (the “Company”).
ARTICLE 2
Authorized Shares
The Company is authorized to issue one hundred fifty million (150,000,000) shares of common stock, par value $10.00 per share.
ARTICLE 3
Action Without Meeting
Action required or permitted by the Oregon Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.
ARTICLE 4
Liability of Directors
The personal liability of a director to the Company or the Company’s shareholders for monetary damages for conduct as a director is eliminated or limited to the fullest extent permitted by law.
ARTICLE 5
Indemnification

5.1
Indemnification. The Company will indemnify to the fullest extent permitted by law an individual who is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Company) because the individual is or was a director or officer, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plans of the Company, or serves or served at the request of the Company as a director, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

5.2
Payment of Expenses. The Company will pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent not prohibited by law.

5.3	No Elimination or Impairment.

(a)
The Company may not amend these articles of incorporation or the Company’s bylaws so as to eliminate or impair a director’s or officer’s right to indemnification after an act or omission occurs that subjects the director or officer to a proceeding or to liability for which the director or officer seeks indemnification under the terms of these articles of incorporation or the Company’s bylaws.

(b)
The Company may not amend or rescind these articles of incorporation, the Company’s bylaws, or a resolution that authorizes a payment of expenses so as to eliminate or impair a director’s or officer’s right to payments after an act or omission occurs that subjects the director or officer to a proceeding for which the director or officer seeks payment.

ARTICLE 6
Mailing Address for Notices
The mailing address to which notices may be mailed is:

3010 Gaylord Parkway, Suite 150 Frisco, TX 75034
ARTICLE 7
Principal Office
The physical street address of the Company’s principal office is:

3010 Gaylord Parkway, Suite 150 Frisco, TX 75034
ARTICLE 8
Individual with Direct Knowledge
The name and address of the individual with direct knowledge of the operations and business of the Company is:

Robert Pippert 3010 Gaylord Parkway, Suite 150 Frisco, TX 75034